Exhibit (c)(2)

 Financial Fairness PresentationDecember 2023  PRESENTATION PREPARED FOR:  Trilogy International Partners Inc.  Special Committee of the Board of Directors  Strictly Private & Confidential

 Disclaimer  2  This presentation contains material (“Material”) provided exclusively to and for the sole use of the special committee of the board of directors of Trilogy International Partners Inc. (“Company”) by Haywood Securities Inc. (“Haywood”). The Material was compiled or prepared on a confidential basis for the exclusive use of the Company.   All estimates and projections whether or not our own, are based on assumptions that we believe to be reasonable. The information underlying our assumptions was obtained from the Company or third party sources who we believe are reliable. Accordingly, there is no assurance that such estimates or projections will be realized and Haywood does not take responsibility for such estimates and projections or the basis on which they were prepared.  The Company acknowledges that Haywood is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and financial advisory services and that, in the ordinary course of trading and brokerage activities, Haywood, the associates and affiliates thereof, and the officers, directors and employees of any of them at any time may hold long or short positions, may trade or otherwise effect transactions, for their own account, for managed accounts or for the accounts of customers, in securities of the Company or the other parties involved in the transactions discussed herein. Nothing contained herein shall be construed as legal, tax or accounting advice. Each recipient of the Material acknowledges that the Material (including any discussions about it) is intended solely for the internal use of the Company and shall not be reproduced, disseminated, publicized, quoted from or referred to at any time, in whole or in part, in any manner or for any purpose, without the prior written consent of Haywood.  Haywood expressly disclaims any liability or responsibility to any person by reason of any unauthorized use, publication or distribution of the Material or any information or view expressed therein.  All references to “dollars” or “$” shall mean Canadian dollars unless otherwise specified. Exchange rates used, where appropriate: USD/CAD=1.338. All values in this presentation are calculated as of December 15, 2023, being the last trading day prior to the announcement by the Company of SG Enterprises II, LLC submitting a non-binding offer to acquire the Company.

 contents  I. EXECUTIVE SUMMARY  II. TRANSACTION SUMMARY  III. TRANSACTION ANALYSIS  i) Valuation Approach  ii) Go Private Scenario  iii) Stay Public Scenario  iv) Stay Public Scenario (Alternative)  v) Risk Mitigation  vi) Historic Trading  vii) Trading Liquidity  viii) TIP Alternatives  IV. CONCLUSION  APPENDIX: Miscellaneous  Presentation Overview  3

 4  Executive Summary

 5  Haywood Securities Inc. (“Haywood”) has prepared a financial fairness evaluation for the Special Committee of the Board of Directors of Trilogy International Partners Inc. (“TIP” or “Trilogy”) regarding a going-private transaction (the “Transaction”) with SG Enterprises II, LLC (“SG”)  The Offer (as hereinafter defined) represents both a liquidity event and a premium to the recent and historical share price since the $27.5M return of capital distribution on July 28, 2023  Additionally, Haywood believes that the Offer represents superior shareholder value as compared to the status quo operation of the public company or to previously identified alternative transactions  Haywood also acknowledges other factors which may affect the present and future value of TIP, including exposure to future potential liabilities and low share trading liquidity  Through a variety of financial and sector analyses, and subject to the assumptions, limitations and qualifications stated herein, Haywood is of the opinion that the consideration to be received by the shareholders of TIP in connection with the Transaction is fair, from a financial point of view, to such shareholders excluding SG  Executive Summary

 6  Transaction Summary

 7  In the preparation of this presentation, Haywood has relied upon:  TIP public disclosure documents  Certain non-public documents, management reports, board memos, financial projections, and other internal reports and documents provided by TIP management  Audited and unaudited financial statements of TIP  Discussions with TIP management and the Special Committee  Sector financial due diligence including, but not limited to, money market sector review, macro market CPI review, and go-forward industry analysis   Draft arrangement agreement between TIP and SG (the “Arrangement Agreement”) and plan of arrangement (the “Plan of Arrangement”), dated December 18, 2023  Scope of Review

 8  For the purposes of our analysis, Haywood has assumed SG will make a cash offer totalling US$0.07/sh to acquire all of the outstanding shares of TIP (the “Offer”)  The Offer represents an 87% spot premium and a 73% VWAP20 premium to TIP’s unaffected share price as of market close on December 15, 2023, being the last trading day prior to the announcement by SG of its submission of a non-binding offer to acquire TIP  The Transaction is anticipated to be completed via the execution of an Arrangement Agreement between TIP and SG, with closing expected in February 2023  The Transaction is subject to TIP having a minimum cash amount of US$[7.35]M immediately prior to closing of the Transaction vs. management’s current budget of US$7.42M and Haywood’s adjusted budget of US$7.32M (as further outlined on slide 11)  TIP shareholder approval by two-thirds of the votes cast (plus majority of the minority under MI 61-101, if required)  It is not currently anticipated that TIP will be subject to any customary non-solicitation provisions, and SG will not be provided a contractual right to match any superior proposal received; no termination fee is currently anticipated, however, SG shall be paid an expense reimbursement in certain circumstances (including on a negative vote outcome)  All values in this presentation are calculated as of December 15, 2023, being the last trading day prior to the announcement by TIP of SG’s submission of a non-binding offer to acquire TIP  Transaction Terms

 9  Transaction Analysis

 10  Valuation Approach  Haywood has relied on two approaches to determine our fairness range: the Liquidation Approach and the Going-Concern Approach  The Liquidation Approach applies the adjusted net book value (“NBV”) method to determine fair market value by assessing the net cash that could be received and returned to shareholders if all assets of the company were sold and all liabilities were settled; the NBV method focuses on individual assets and liabilities and makes adjustments to account for liquidation values of the assets, adjustments for future and off-balance sheet liabilities, as well as associated transaction and closing costs (the “Go Private” scenario)  Under the Going-Concern Approach, there are three main methods to assess fairness: the asset method, the income method, and the market value method  The asset method determines value as the net balance sheet value of assets less the value of its liabilities; the asset method is appropriate for valuing a company which holds only financial assets in a non-liquidation scenario (the “Stay Public” and “Alternative Stay Public” scenarios, as further described on slides 12/13)  The income method determines the value of an asset or company by discounting projected future cash flows from an asset or company by an appropriate risk-adjusted factor; as TIP has no assets generating free cash flow, this methodology is not an applicable valuation approach (though Haywood considers the interest income as an element in the Stay Public / Alternative Stay Public scenarios)  The market value method establishes value by comparing the asset or company to the market value of similar companies or assets, or the company’s historic trading; given the unique nature of TIP’s situation, Haywood does not deem market comparables, either via precedent transactions or peer evaluations, to be relevant  Since TIP’s principal asset is cash, Haywood’s valuation approach to fairness was assessed primarily on a Liquidation Approach utilizing the NBV method, with alternative cases based on the other valuation methodologies described above:   Go Private scenario - Adjusted NBV method analysis  Stay Public / Alternative Stay Public scenario - Asset method analysis  Market value method analysis, focused on historic trading only

 11  Haywood’s assessment of cash availability for distribution to shareholders under the Go Private scenario is reliant on the revised budget provided by management on December 15, 2023 (the “Go Private Management Budget”), which included the assumed interest revenue and office sublease revenues of US$240k   Haywood has not independently verified the accuracy of the Go Private Management Budget, including the projected transaction costs, the private corporate costs post-closing, or the reserve account details (including the US$400k reserved for a tax clearance certificate)  Management notes that certain transaction cost overruns have not yet been reflected in the budget, which are accounted for in the Haywood adjustment to the table below  Based on the Go Private Management Budget, as adjusted, Haywood anticipates a NBV of US$6.1M or US$0.070/sh  Go Private Scenario

 12  Under the Stay Public scenario, Haywood has adjusted management’s go forward Stay Public projections for interest revenue and cost inflation  Management’s estimate was based on the assumption that interest income would be offset by cost inflation; however, with >US$9M in cash and ~US$1.1M in annual costs, we project the interest revenue to considerably outpace the cost inflation effect  Interest assumption: US treasury yield curve from 2024 to 2028 (4.98% in 2024 to 3.92% by 2028)  Inflation assumption: Bloomberg consensus CPI estimates and US treasury TIPS  The Stay Public scenario results in a lower per share value by 2028 (US$0.042/sh) as compared to the Transaction, even before discounting to present value at the risk-free rate (US$0.036/sh)  Stay Public Scenario

 13  Haywood has evaluated an additional Alternative Stay Public scenario wherein the administration of TIP is outsourced to a third-party public company management operator to maintain TIP’s accounting, tax, and reporting obligations  Estimates are derived from a no-names discussion with such a service provider  The result is a reduction in the US$5.4M corporate costs (2024-2028) to US$2.9M, adjusting both for inflation  Under the reduced costs scenario, the total per share cash distribution to shareholders in May 2028 would be US$0.074/sh, or US$0.062/sh discounted to present day at the risk-free rate  Stay Public Scenario - Alternative

 14  Risk Mitigation  In either the Stay Public or Alternative Stay Public scenario, TIP and its shareholders will continue to be exposed to several areas of financial risk, including:  Certain indemnification claims related to the sale of 2degrees, which carry maximum exposure of approximately NZ$700M (after factoring NZ$200M of existing insurance coverage)  Certain remaining indemnification obligations relating to the sale of the NuevaTel assets expiring May 14, 2025 (although management believes these obligations to be very low risk as a majority of the indemnification obligations have expired)  Future assessment of previous distributions that utilized liquidation rules to tax shelter transfers to shareholders  Haywood has not attempted to quantify the likelihood of these risks resulting in an adverse financial outcome, but understands the possibilities to be greater than zero  Under the Go Private Management Budget, a US$600k ‘reserve’ has been earmarked for unforeseeable events (US$200k) and to receive a required tax clearance certificate (US$400k)  Under the terms of the Offer, SG is paying US$6.05M against a February 2024 expected NBV of US$6.07M, implying liability risk cost to TIP shareholders of US$18k  Without quantifying the impact of potential liability risk, Haywood believes that US$18k, or US$0.0002/sh, to be a reasonable cost to insulate shareholders from any future liability risk

 15  Historic Trading  Source: Bloomberg  Since the completion of the $27.5M capital distribution in July, TIP’s trading has been range bound until the announcement of SG’s expression of interest on November 13th, at which time the share price increased above $0.05/sh   ~4.0M shares, representing 4.5% of TIP’s S/O have transacted since the July distribution  During this period, 64% of TIP’s volume (2.6M shares) has traded within the range of $0.04-0.06/sh (US$0.030 – US$0.045/sh)

 16  Trading Liquidity  Source: Bloomberg  Similarly, TIP has experienced an increase in trading liquidity since the announcement of SG’s expression of interest on November 13th; however, daily trading liquidity still remains low  Time to turnover TIP’s 71.7M S/O (excluding shares held by SG):  625 weeks based on the average weekly trading before the November 13th announcement (in Canada and the US)  159 weeks based on the average weekly trading after the November 13th announcement (In Canada and the US)

 17  TIP Alternatives  Source: TIP management  Stay public until NZ indemnification obligations expire in May 2028  Ongoing liability risk exposure  Estimated cost to continue public operations through May 2028 is US$5.1M  Annual corporate G&A of US$1.1M/yr vs. annual interest income of US$0.3M/yr  Low trading liquidity  Inferior value to the Transaction  Circle City/USA Brands offer does not adequately address risk to abide by liquidation plan, used to achieve tax-free treatment during the June 2022 shareholder distribution  Management believes there are no other M&A options that will yield a higher return to shareholders than the Transaction  Any other option or management group would need to be trusted not to use TIP for any other business purpose until it can be dissolved in May 2028  Status Quo  Alternative M&A  Insure TIP’s outstanding indemnification obligations and potential tax liabilities, clearing the company to distribute excess cash and complete its dissolution  Net amount available to shareholders would equate to US$3.9M to US$4.7M, inferior value to the Transaction  TIP  Outsource TIP management to a 3rd party management service provider   The dual Canadian and US reporting obligation costs remain high, including dual Canadian and US accounting and legal costs  Ongoing liability risk exposure  Low trading liquidity  When considering the time value of money, inferior value to the Transaction  Insured Dissolution  Stay Public Alternative

 18  Conclusion

 19  Fairness Range  Fairness Range: US$0.053 – US$0.063  US$0.070/sh Offer

 20  Haywood believes that the Transaction represents the best possible option available to the shareholders of TIP, offering a certain and immediate liquidity outcome  From a valuation perspective, the Transaction results in a value per share that compares favourably to our valuation methodologies, both under a Liquidity Approach or a Going-Concern Approach  The Transaction also results in a 73% VWAP20 premium (unaffected) to shareholders – the highest price level since the shareholder distribution in July 2023  An array of shareholder challenges are eliminated by virtue of the Transaction, including: potential liabilities associated with the outstanding 2degrees indemnification obligations; potential tax liabilities should the company not complete the liquidation plan; the lack of available paths to liquidity; and forgone time value to 2028  TIP additionally faces few available and executable alternatives, and Haywood believes the various options evaluated to date by TIP management to be adequate under the circumstances  In conclusion, through a variety of financial and sector analyses, and subject to the assumptions, limitations and qualifications stated herein, Haywood is of the opinion that the consideration to be received by the shareholders of TIP in connection with the Transaction is fair, from a financial point of view, to such shareholders excluding SG  Fairness Conclusion

 Haywood Securities Inc.Waterfront Center200 Burrard Street, Suite 700Vancouver, BC V6C 3L6  Vancouver Investment Banking  Kevin Campbell, Managing Director  Brad Nguyen, Director  Sarah Hindle, Director  Romina Calderon, Analyst